Exhibit 99.2

Q4 2016 Cogint, Inc. Earnings Conference Call
March 9, 2017

C: Jordyn Kopin; Cogint, Inc.; IR
C: Derek Dubner; Cogint, Inc.; CEO
C: Dan MacLachlan; Cogint, Inc.; CFO

+++presentation
Operator^ Welcome to Cogint’s fourth quarter and full year 2016 earnings conference call.

(Operator Instructions)

As a reminder, this conference may be recorded.

I would now like to turn the conference over to our host for today’s program, Jordyn Kopin, Investor Relations.

Jordyn Kopin^ Good afternoon and welcome. Thank you for joining us to discuss our fourth quarter and full year 2016 earnings results. With me today are Derek Dubner, our Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek Dubner and Dan MacLachlan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our investor relations page on our website www.cogint.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.

For a discussion of risks and uncertainties associated with cogint’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may also present certain non-GAAP financial information relating to adjusted EBITDA. Management evaluates the financial performance of our business on a variety of key indicators, including adjusted EBITDA. The definition of adjusted EBITDA and the reconciliation to the most directly comparable GAAP financial measure is provided in the earnings press release issued earlier today.

With that, I am pleased to introduce cogint’s Chief Executive Officer, Derek Dubner.

Derek Dubner^ Good afternoon and thank you all for joining us today to discuss cogint’s fourth quarter and full year 2016 results.

I am very proud to report an exceptional fourth quarter, which concludes a very strong 2016 for cogint. During the fourth quarter, we delivered record top-line revenue, profitability and a doubling of adjusted EBITDA from Q3. These results were driven by a confluence of anticipated events – namely, the acceleration of our product roadmap, the release of innovative new products driven by our next-generation technology platforms, and the increasing adoption of our mission-critical solutions by customers across markets. Put simply, our team executed brilliantly against various initiatives leading up to and throughout the quarter. The results we announced today demonstrate the power and scalability of our business model, which makes us very excited about our opportunities for 2017 and beyond.

Revenue and adjusted EBITDA were $54.2 million and $6.3 million, a 4% and 100% growth over third quarter 2016, respectively. We saw continued strength across both of our Information Services and Performance Marketing segments during the quarter.

Our Information Services and Performance Marketing segments contributed $16.2 million and $38.0 million, respectively, for the fourth quarter 2016. Information Services revenue grew $1.4 million, a 9% increase over third quarter and Performance Marketing revenue increased $0.6 million, a 2% increase over third quarter. We are also proud to announce that gross profit margin increased to 33% from 24% in Q3.

Our success is attributable to several competitive advantages and macro trends, which I will discuss, that continue to provide tailwinds to the business in the near term and well into the future:

We have built extraordinarily valuable technology. Our cloud-based, next generation data fusion platform, CORE, continues to evolve at a fast pace. While I’ve mentioned this previously, it bears saying again – this platform exhibits speed, flexibility and scalability like none I’ve seen before in legacy platforms that this team has built at previous companies. We are confident that this platform’s future evolution, powered by machine learning, will set the standard for delivering real-time insights to our markets, enabling organizations to make better decisions, faster. As well, in our marketing services business, our platform, the Agile Audience Engine, powers various new solutions, with an unparalleled ability to build custom audiences for the country’s best known advertisers, uncovering insights into consumers, and delivering those consumers to advertisers at the consumers’ optimum point of interest and engagement.

Next is our data. As we like to say, data is the lifeblood of our organization. We not only aggregate data from third-party data providers, but we uniquely generate our own data – and the marrying of the two practices provides cogint the ability to create value for our customers in a way no other company can. Today, by way of just several examples, we are quickly becoming known in the industry as having the best phone numbers in the market. This one key data point seems rather basic, but with our analytics, we can derive very important information for our customers from that data point – aliases, address history, relatives and associates, emails, IP addresses and more, which produces comprehensive views of consumers derived from those other data points. Additionally, in our marketing services business, our consumer interactions have increased from 700,000 to 800,000 consumer interactions daily, largely via mobile, generating over 7 million insights daily and 225 million insights monthly. We now have over 130 million consumer profiles in our unique, first-party database in the marketing services business, which we integrate into solutions across the enterprise. As we have said consistently, this unique way in which we generate massive, self-reported data drives solutions across our platform as we integrate this valuable data with our other data assets, and as we apply our analytics which creates additional new and proprietary data for cogint. This process enables us to build a dynamic and holistic view of consumers. We are uniquely positioned to deliver solutions that others in our markets cannot.

Taking a macro view of the marketing landscape, the market is moving away from cookie- and pixel-based targeting to people-based marketing, where marketers are able to deterministically target their exact customers and prospects across any channel and device.  This movement emphasizes the importance of creating a holistic, people-based marketing strategy and increases the value of first-party data ownership.  This trend plays right into our strengths, as marketers continue to assign high value to audience development capabilities and data ownership in order to execute intelligent marketing programs.

Our innovation will continue to win in our marketplaces. Our technology team is working tirelessly to accelerate the delivery of new products as well as enhancements to existing solutions. We are intensely focused on customers, listening to their needs and desires, and we are building products that solve their problems, deliver efficiencies and increase their ROI. We know it is working. We are testing against competitors head-to-head and winning business. And, we are driving ROI. We fully expect these trends to continue as we continue to execute our roadmap.

We are expanding within our markets and into new markets. In Information Services, specifically our idiCORE offering, we have transitioned from primarily a development-driven company to a sales-driven company. We spent 2015 and part of 2016 developing our platform and driving entry-level offerings into markets that we know are early adopters of our solutions. Now that our solutions are achieving scale, we are entering new markets and significantly expanding within existing markets. To that end, we are excited about the progress that has made in building out our sales team and advancing our go-to-market model.

In Q2/Q3 of 2016, we identified certain opportunities, whereby if we committed additional resources, we believed that those investments would bear fruit in the fourth quarter. And, they did. We made strategic investments in new media channels and ad verticals, further demonstrating our ability to activate our unrivaled and leverageable data asset and audience engagement capability.  During Q3, we articulated our desire to drive growth in the specific verticals of Mobile Applications and Careers, with a focus on the emerging on-demand job or “Gig” economy within our Performance Marketing division. Further, we anticipated growth from outside of our massive owned media platform, which, as mentioned, generates approximately 800,000 daily consumer registration events in the US, as we look to engage our pre-qualified audiences across a variety of new mediums – an approach known as people-based marketing.

Expected seasonal lift in spend from the Retail & CPG verticals contributed to growth, as well as new client wins in Publishing & CPG, which we anticipate to roll forward and increase in size in 2017.  We are also seeing an increase in demand for Custom Audiences for the purposes of ad targeting, in which we deliver highly-targeted insights to marketers to support stronger ROI on their digital marketing executions.  This will become a larger focus in 2017.

We remain focused on efficient targeting as we continue to optimize media spend on new media channels.  This was a significant contributor to the dramatic increase in overall gross profit margin in Q4 vs. Q3.  We are extremely pleased with the continued development of our strategic growth verticals, delivering data-driven performance marketing programs for brands in the Mobile Applications & the Gig Economy sectors.

•	Mobile Apps generated $7.1 million in Q4, a greater than 50% increase over Q3, which was underpinned by the ability to drive highly-qualified traffic to a range of mobile app developers via our owned media platform and retargeting through new mediums.

•	Careers & Education, which is focused on the Gig economy, delivering Performance Marketing & Recruitment solutions to some of the world’s fastest growing brands in ride sharing, food & package delivery and home & personal care grew to $3.3 million in Q4, a greater than 25% increase from Q3. This growth came on the back of our ability to develop custom audiences of individuals interested and qualified to earn supplemental income by delivering their services via our Advertising partners’ technology platforms. Similar to Mobile Applications, growth came from both our owned media platform in addition to new mediums where we are able to retarget pre-qualified audiences using our reservoir of first-party audience data.

•	Inclusive of the numbers I just discussed, the activity stemming from emerging mediums grew to $4.1 million in Q4, a greater than 140% increase from Q3. We anticipate that we will be able to continue to deliver strong results for our partners by activating our data on new channels, which includes Social, Search and Programmatic, Email, Push Notification, SMS & Call-based platforms. Our unique data aggregation, generation, and analytic capabilities will support brands, agencies and marketing companies to better target their advertising spend.

•	We are excited to announce the successful launch of our new Pay Per Call ad format in Q4. One industry study estimates this market to be approximately $55 billion, spent annually across all media types to generate calls to businesses. Initial clients who have tested our offering span a range of verticals, and we have received extremely positive feedback. We anticipate to report on growth within this new ad format next quarter.

As you can see, we have many great things working, are very optimistic about the continued growth across the enterprise, and we are laser-focused on capitalizing on our significant opportunities and continued delivery of strong results.
As you know, in the latter part of last year, we provided top-line revenue guidance for 2017 in the range of $230 — $235 million. Based on our performance and forecast, we are upping guidance for 2017 top-line revenue to a range of $233 — $239 million.

In closing, it was a terrific quarter and solid full year 2016. But, we have much to do, as this is just the beginning of our story. We are intently focused on expansion of our technology, our data, our solutions, and our delivery of those solutions into our markets. We have tremendous operating leverage in our model and are well positioned to capitalize on our data assets and analytical capabilities. And, as a result, we are very optimistic about 2017.
Now, I would like to turn the call over to Dan, who will discuss the financials.

Dan MacLachlan^ Thank you, Derek, and good afternoon. Before diving into the financial results and in addition to the key accomplishments Derek addressed, I wanted to highlight some 2016 financial metrics in what is just the early stages of our incredible growth story. Looking back at the first quarter of 2016, the first full quarter post acquisition of our marketing services business, Fluent, we had revenues of $39.4 million and adjusted EBITDA of $2.4 million. With fourth quarter revenues at $54.2 million and adjusted EBITDA of $6.3 million, we drove revenue and adjusted EBITDA at a compound annual growth rate of over 50% and 250%, respectively, in just 9 months. Our adjusted EBITDA margin grew to 12% in the fourth quarter, representing a 600 basis point increase from the first quarter 2016. Our gross profit margin was 33%, a 500 basis point increase from the first quarter 2016. Since this team embarked on this process a little over 24 months ago, we have transformed this company into a leading provider of information and data-driven, performance marketing solutions. Our 2016 results reaffirm the execution of our business model and the solid foundation we have created leading into 2017 to achieve our vision of being a multi-billion-dollar company.

Moving on to our results, I will be comparing fourth quarter 2016 to the fourth quarter 2015 and to the third quarter 2016, walking you through our results of operations, including segment information and adjusted EBITDA. I will conclude with the balance sheet and cash flow statements.

Fourth quarter revenues were $54.2 million compared to $10.8 million for the fourth quarter 2015. Revenues grew $2.0 million, a 4% increase over the third quarter, driven primarily by our Information Services segment.

Adjusted EBITDA was $6.3 million compared to a loss of $2.2 million for the fourth quarter 2015. Adjusted EBITDA grew $3.2 million, a 100% increase over third quarter.

Continuing to the details of our P&L, as mentioned, revenues were $54.2 million for the fourth quarter. Our Information Services and Performance Marketing segments contributed $16.2 million and $38.0 million, respectively, for the fourth quarter 2016, compared to $3.2 million and $7.7 million, respectively for the fourth quarter 2015. Information Services revenue grew $1.4 million, a 9% increase over third quarter, resulting from continued demand of our targeted acquisition solutions leveraging our unique ability to build custom audiences in real-time, several new client wins in our Publishing and CPG verticals, and some expected seasonal lift in spend from Retail and CPG clients. Performance Marketing revenue increased $0.6 million, a 2% increase over third quarter, showing continued strength in our Mobile App, Career and Education, and Health verticals.
Cost of revenues were $36.1 million compared to $8.5 million for the fourth quarter 2015. Our cost of revenues decreased $3.6 million from the third quarter, a result of greater optimization of our consumer traffic through data rich media buying and thus reducing publisher spend. Gross margin was 33% for the fourth quarter 2016 compared to 21% for the same period 2015. Gross margin increased 900 basis points from the third quarter.

SG&A was $20.2 million compared to $36.2 million for the fourth quarter 2015. SG&A increased $2.9 million from the third quarter, the result of increased sales and marketing related expenses. The $20.2 million in SG&A for the fourth quarter consisted primarily of $7.3 million of non-cash share-based compensation, $6.3 million in employee salaries and benefits, and $3.0 million in accounting, legal and other professional fees.

Depreciation and Amortization was $3.5 million in the fourth quarter 2016, of which $3.2 million is attributable to the intangible assets related to acquisitions. Depreciation and Amortization remained consistent from the third quarter.

Fourth quarter net loss was $5.4 million, largely a result of non-cash share-based payments of $7.3 million that I will discuss later in the call, compared to a net loss of $32.6 million for the fourth quarter 2015. Net loss improved $4.3 million compared to the third quarter, primarily the result of higher gross profit and no write-offs related to intangible assets, partially offset by higher sales and marketing expense. We reported a loss of $0.10 per share for the fourth quarter based on a weighted average share count of 53.7 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $10.1 million at December 31, 2016, compared to $13.5 million at December 31, 2015. Total debt, including the current portion of long-term debt, which was used to finance a portion of the Fluent acquisition, was $50.0 million at December 31, 2016, a decrease of $0.9 million from December 31, 2015.

Current assets were $43.1 million at December 31, 2016 compared to $37.6 million at December 31, 2015. Current liabilities, exclusive of the current portion of long-term debt, were $22.0 million at December 31, 2016, compared to $18.8 million at December 31, 2015.

Moving on to the statement of cash flows, for the year ended December 31, 2016, cash provided by operating activities was $2.1 million compared to cash used for operating activities of $10.7 million for the same period 2015. The $2.1 million provided by operating activities was primarily the result of generating operating income of $7.3 million, after adjustments for non-cash items totaling $36.4 million.

Cash used in investing activities was $12.0 million for the year ended December 31, 2016, mainly the result of $10.2 million used for software developed for internal use and capitalized litigation costs.

Cash provided by financing activities was $6.6 million for the year ended December 31, 2016, a result of $10.1 million in net proceeds from registered direct offerings, offset by the repayment of $2.3 million in long-term debt.

For the year ended December 31, 2016, our leverage ratio was 2.7x net debt to adjusted EBITDA. As we looked at our capital allocation strategy going into 2017 and our ability to extract tremendous operating leverage from the execution of our business model, we wanted to position the company for continued accelerated growth in revenue and profitability. As an example, we discussed last quarter that in-line with our growth initiatives, we saw increased adoption of new solutions in both our reporting segments and at the outset, those initiatives required additional spend. The increased spend created pressure on our third quarter gross margin, however, we explained that these initiatives would quickly scale at both the top-line and margin level, positioning us well for margin expansion in the fourth quarter and first half of 2017. As you can see from our margin expansion of 900 basis points and our 100% adjusted EBITDA growth from third quarter, we executed and positioned ourselves extremely well, extracting the inherent operating leverage in our business model. With our continued focus of driving the business in 2017 and accelerating profitable growth, we secured a $15 million-dollar term loan from our lending partner in the first quarter of 2017 on substantially the same terms as our current debt. This $15 million-dollar infusion provides the accelerant and flexibility we need to seize upon the abundance of opportunities we have in our pipeline. With our growing adjusted EBITDA and continued strong cash flows in 2017, we expect deleveraging throughout the year, and will continue to focus on strong organic growth.

As we focus on our organic growth in 2017, I do want to take some time to reflect and discuss our strategic acquisition of Q Interactive in 2016. Q Interactive provided an excellent strategic acquisition opportunity for us. It expanded our data assets, customer base and thought leadership. From an acquisition standpoint, our strategy is to be opportunistically inquisitive, looking for assets that are perhaps mispriced or underappreciated, that can synergistically expand our capabilities, accelerate our business model, and/or provide long-term profitability, all while having an acquisition cost that is significantly lower than the target’s intrinsic value. After analyzing the synergies and identifying the capabilities that drive the greatest ROI within our marketing business, we commenced, in the first quarter of 2017, integration of the Q Interactive business onto our marketing platform, leveraging the best capabilities across the organization and realizing cost, technology and resource synergies that will translate into material profitability. By the end of the first quarter 2017, we expect to have the Q Interactive business fully integrated, meaning all traffic, customers and revenue will be monetized on our Agile Audience Engine platform. We expect little or no customer or revenue attrition associated with the integration. As a result of the cost synergies, we expect to realize annualized savings in SG&A of approximately $4.5 million beginning in the second quarter of 2017. Also, we estimate a potential write-off in the amount of $3.6 million for certain intangible assets, including trade names and proprietary technology, acquired in the Q Interactive acquisition, to be recognized in the first quarter of 2017.

Before concluding our prepared remarks, I would like to spend a moment and talk about our share-based compensation, discussing our philosophy, objectives, and recent trends. As you may know, of our net loss of $5.4 million and $29.1 million for fourth quarter and full year 2016, respectively, non-cash share-based payments contributed $7.3 million and $29.2 million, respectively. The use of equity is an important part of our compensation program and is used to secure and retain the services of highly qualified personnel throughout the entire organization, with the goal of conserving cash, retaining talent and providing strong incentive for achieving long-term results by aligning the interests of our key personnel with those of our shareholders. We seek to hire, motivate, and retain the highest talent consistent with our vision. By way of example, for our Seattle-based technology team, we have been able to attract and retain some of the brightest minds in the fields of data science and machine learning, hailing from careers at Microsoft, Boeing and Cray. In making strategic acquisitions, we often use equity grants to secure smooth integration and retention of thought leadership. This principal has paid enormous dividends with the acquisition of Fluent and Q Interactive, securing the leadership within our marketing services business, driven by a senior management team at the forefront of innovation in the digital marketing space. The same senior management team that was running the companies at the time of acquisition remain today, and we have been able to augment with additional talent along the way.

That concludes our prepared remarks on our fourth quarter financial results. Our operator will now open the line for Q&A.

+++ q-and-a
Operator^ (Operator Instructions) Our first question comes from the line of Jim Goss from Barrington. Your question please.

Jim Goss^ Thanks. A couple of clarifications first. Dan, you just mentioned the 3.6 million write-off in Q1 that’s related to Q Interactive, which I gather is separate from the 4.1 million write-off of intangible assets in the fourth quarter. I wondered what that related to.

Dan MacLachlan^ Sure Jim, thanks for the question. As part of the integration of the Q Interactive business, when we acquired Q Interactive in the second quarter of this year, the purchase price allocation for certain intangible assets was booked to the balance sheet, two of those intangible assets, as we looked at the integration, the trade name, and particularly the proprietary technology of Q Interactive. Since we have integrated and migrated that platform into the Fluent business, we will be taking a write-off as it relates to those assets acquired in the purchase of Q interactive.

Jim Goss^ Okay. And that’s the 3.6 million in the first quarter, is that correct?

Dan MacLachlan^ That is what we are expecting in the first quarter, correct.

Jim Goss^ And was the 4.1 million write-off of intangible assets in the fourth quarter, they just reported related to something else? Because it seemed like you, actually if you backed out that intangible asset, you actually did better than you just announced.

Dan MacLachlan^ Yes. So, just a clarifying point, there was no write-off of intangible assets in the fourth quarter. Going back to the prepared remarks, it was in reference to comparing to the third quarter, where we had had the write-off related to intangible assets.

Jim Goss^ Okay. And then the 4.5 million savings beginning in the second quarter. Is that an annual rate or is that a quarterly rate?

Dan MacLachlan^ That is an annualized number, 4.5 million again in the second quarter.

Jim Goss^ I was wondering if you are developing any additional use cases as you’re developing these new profiles. I know you need to spend money in order to get into other verticals and sort of strike a balance between what you’re spending and what you’re moving into and maybe you could talk about just how that process is working.

Derek Dubner^ Sure Jim, this is Derek. Nice to hear from you, thanks for the question. Yes, I think we have reiterated it a couple of times. We are swimming in opportunities and we’re having to devote resources to those that are the, I guess, the low-hanging fruit as we like to say over here and that would be going into the traditional risk management business that in the data fusion industry this team has built out over the last 16 years.

And with our marketing business and the leaders on the Fluent side continuing to expand their household name within the top tier advertisers throughout this country. We have enormous opportunities that we continue to work on in technology and in data where we have services and solutions that complement each other in many places.

We’re talking to some large companies. We’re building some of those things and we expect to see some of that fruit come about later in the year, and definitely strongly into 18. But again we just have so much on the road map right here, and on our plate so to speak, that as you can see we had an excellent quarter and we’re devoting resources where we know we get exponential return for our investment.

Jim Goss^ Maybe just one more and then I’ll give up the phone. It seemed like there was very modest gain for performance marketing revenues quarter-to-quarter. I was wondering if you talk about that a little bit, why somewhat of a leveling.

Dan MacLachlan^ Sure Jim, one of the things that we talked about it in the third quarter is we were looking at those strategic growth verticals within the marketing business, those that are kind of within the gig economy, the emerging mediums, staying ahead of the curve, if you will, within the digital marketing space. And as we talked about in third quarter, we spent into some of those initiatives and we saw a little bit of pressure at the margin level.

But what we saw this quarter, especially on the performance marketing side is the uptick of profitability, spending where it made sense, leveraging the optimization of that spend, so we were basically getting more bang for the dollar we were spending.

So, although you don’t see a tremendous growth at the top line, at the performance revenue side, the performance marketing side, you do see a tremendous amount of focus on margin and growing that side of the business.

Jim Goss^ Alright, thanks very much.

Derek Dubner^ Thanks Jim.

Operator^ Thank you. Our next question comes from the line of Jim McIlree from Chardan Capital.

Jim McIlree^ Thanks a lot, and good evening guys. Hey, I missed the first part of the call. If I’m just asking you to repeat your script and tell me and I’ll just go listen to it later. The SG&A increase for the quarter versus Q3; did you talk about that in the script?

Dan MacLachlan^ Yes, it was really related to the uptick in our sales and marketing expenses. We did talk a little bit about that in the script.

Jim McIlree^ And that’s something that will continue or that was more one-time-ish.

Dan MacLachlan^ Well, you know, as you can see, we extracted a tremendous amount of operating leverage and profitability on both the information services and performance marketing side.

We spent into that in third quarter and as a result in fourth quarter we really saw some uptick in those initiatives. As we roll forward into quarter one, quarter two, you can expect kind of a consistent level of SG&A of where it was at in fourth quarter as we continue to expand both top line and both our performance marketing and information services segment, but you will see SG&A remain relatively consistent over the next few quarters.

Jim McIlree^ Okay. And did you talk about the split in the revenue guidance that you gave between information services and performance marketing? Is one expected — so I’m assuming that information services is going to have a much higher growth rate, but should I be assuming that?

Dan MacLachlan^ So, we didn’t give any particular guidance from a segment standpoint. But as we’ve said in the past, we are looking to extract as much operating leverage to grow the profitability of the business and we will dedicate resources to both segments that allows us to drive that in the business model.

Jim McIlree^ Okay. I’m not exactly sure what that means. So, let me try something different, margins in 2017. Are we expecting margins to maintain at current levels, let’s call it, 10% to 15%, or is there room for improvement from that 10% to 15%?

Dan MacLachlan^ We haven’t given any specific guidance regarding margins in 2017, but the goal and the path is to extract profitability and grow top line as we move through 2017 and into 2018, with the expectation of being able to accomplish that in short order.

Jim McIlree^ Okay. And any seasonality I should be aware of as we go through this year? Is there any patterns that might be different than they have been in the past?

Dan MacLachlan^ Yes. When you look at the marketing services side of the business, you do tend to see their best quarters to be quarter four and quarter one. As our risk management side of the business continues to scale, the best quarters for risk management tend to be quarter one through quarter three. So as that side of the business scales, you’ll see less seasonality in the consolidated business. But right now, you will see a little bit of that seasonal hit if you will in second and third quarter.

Jim McIlree^ Ok great. Just lastly on the balance sheet, when is this term loan due, I know it’s classified as current, is that due this year or is that due early next year?

Dan MacLachlan^ Approximately four years from today, from this time.

Jim McIlree^ Okay. But you have $4 million of it classified as current, so how is that reconciled?

Dan MacLachlan^ A portion of an excess cash flow payment, which is due at the end of March, will be paid, so that portion along with the regular amortization will be paid within the first quarter, so that’s why the uptick in the current portion.

Jim McIlree^ Ok great, thanks a lot, appreciate it.

Derek Dubner^ Thanks Jim.

Operator^ Thank you. Our next question comes from the line of William Gibson from Roth Capital Partners. Your question please.

William Gibson^ Yes, related to idiCORE, was that responsible for most of the sequential growth in Information Services?

Derek Dubner^ Hey Bill, Derek, how are you, nice to hear from you.

William Gibson^ Hi Derek.

Derek Dubner^ As you may know, Bill, we don’t break out idiCORE within Information Service, nor have we, so we did not give any view into idiCORE’s growth in that segment. It’s an extraordinarily competitive market, we built the two leading companies out there and there’s a lot of — an attempt to protect their marketplace and they don’t break out their matching products with idiCORE in their financials, and neither do we.

William Gibson^ No, understood. How many third-party data providers are you using now and where do you expect that to be in 12 to 18 months?

Derek Dubner^ Again Bill, I’d love to answer the question. I can tell you that it’s in the order of hundreds and it approaches many more, but that’s about all I’ll say.

William Gibson^ Okay. And as you expand into beyond the low-hanging fruit, what are some of the new markets you’re going after?

Derek Dubner^ Sure. So, we will expand and are expanding today in financial services, we will move up the ladder, so to speak, in larger more established organizations for a wider array of the use cases within those organizations, same with law enforcement and government, as well as larger players in collections that we are currently servicing. We will also grow into those national legal and accounting firms, just to give you an example of some of those types of verticals.

William Gibson^ Ok good. And then just one bookkeeping thing for Dan. What was the fourth quarter share count?

Dan MacLachlan^ So for the reported share count was 53.7 million.

William Gibson^ Ok good, thank you.

Derek Dubner^ Thanks Bill.

Operator^ Thank you and this does conclude the question-and-answer session of today’s program. I’d like to hand the program back to Derek Dubner, CEO for closing remarks.

Derek Dubner^ Great, thanks again for joining us today. We’re very excited about the future here at Cogint and we very much look forward to updating you on our progress on our next quarterly call. Thank you again and have a nice afternoon and evening.

Operator^ Thank you, ladies and gentlemen, for your participation in today’s conference. This does conclude the program. You may now disconnect. Good day.